Computation of Earnings to Fixed Charges
(Dollars in thousands)

	Three Months Ended		Fiscal Years Ended November 30,
	February 29,	February 28,
	2004	2003	2003	2002	2001	2000	1999
Earnings from continuing operations:
Pre-tax earnings from continuing operations	$223,698	170,792	1,207,054	875,709	679,423	375,635	285,477
Adjustments to pre-tax earnings from continuing operations:
Fixed charges	38,423	40,361	161,165	157,552	156,885	142,654	73,020
Interest capitalized	(31,417)	(31,750)	(129,517)	(126,762)	(127,544)	(117,444)	(54,792)
Adjustment for undistributed earnings and losses of unconsolidated 50% or less owned entities	4,809	(618)	4,670	1,107	1,423	6,928	(8,197)
Previously capitalized interest amortized	25,363	30,202	141,347	145,567	119,503	98,601	49,011

“Earnings”	$260,876	208,987	1,384,719	1,053,173	829,690	506,374	344,519

Fixed Charges:
Interest incurred	$32,284	35,655	140,114	139,223	142,772	130,458	64,908
Interest component of rent expense	6,139	4,706	21,051	18,329	14,113	12,196	8,112

“Fixed Charges”	$38,423	40,361	161,165	157,552	156,885	142,654	73,020

Earnings to Fixed Charges	6.8	5.2	8.6	6.7	5.3	3.5	4.7